Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of July 2, 2013, (the “Effective Date”), by and between Restoration Hardware, Inc., a Delaware corporation, with a business address of 15 Koch Road, Suite J, Corte Madera, CA 94925 (the “Company”), and Gary Friedman, an individual with a residence address of [                    ] (the “Executive”). For purposes of this Agreement, “RHH Group” means Restoration Hardware Holdings, Inc., a Delaware corporation (“Holdings”), the Company and their subsidiaries.

INTRODUCTION

1. Effective as of the Effective Date, the Advisory Services Agreement entered into effective as of October 20, 2012, by and between the Executive and the Company (the “Advisory Services Agreement”) shall be terminated and replaced in its entirety by this Agreement, and the Executive shall have no further rights or remedies under the Advisory Services Agreement, other than payment of those unpaid amounts, if any, under such Advisory Services Agreement as are set forth in Schedule 1 attached hereto; and

2. Effective as of the Effective Date, the RHH Group, Hierarchy, LLC, Home Holdings, LLC (“Home Holdings”) and the Executive have entered into agreements in the form attached hereto as Exhibit E (the “Hierarchy Termination Agreements”) pursuant to which such parties have (i) terminated certain of the arrangements relating to the business previously contemplated to be operated under the legal entity Hierarchy, LLC (the “Hierarchy Business”), (ii) contributed to the RHH Group the assets of the Hierarchy Business and (ii) provided mutual releases relating to the Hierarchy Business.

AGREEMENT

In consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1. Employment; Board Membership.

(a) Title; Duties. From and after the Effective Date, the Executive shall serve as Creator, Curator and Co-Chief Executive Officer of the Company and Holdings, and the Executive hereby accepts such employment. The Executive shall report to the Board of Directors of the Company and Holdings. The Executive shall serve as Chairman of the Company’s Board of Directors and of Holdings’ Board of Directors (the “Board”) while the Executive serves as Co-Chief Executive Officer of the Company and Holdings. The Executive agrees to perform his duties for the RHH Group diligently, competently, and in a good faith manner.

(b) Exclusive Employment. While the Executive is employed by the Company, the Executive shall devote his full business time to his duties and responsibilities set forth above, and may not, without the prior written consent of the Board or its designee, operate, participate in the management, board of directors, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company or Holdings); provided, however, that the Executive may (i) engage in civic and charitable activities to the extent they do not materially interfere with the Executive’s performance of his duties hereunder, (ii) make and maintain outside personal investments, and (iii) serve on the board of directors of other companies subject to the prior written consent of the Board or its designee, which consent shall not be unreasonably withheld, provided that none of the foregoing activities and services materially interfere with the Executive’s performance of his duties hereunder.

(c) Place of Employment. The Executive’s primary workplace shall be the Company’s offices in Corte Madera, California, except for usual and customary travel on the Company’s business.

(d) No Change in Status. The Executive and Company each hereby agrees that neither Executive’s reassignment to the role of Co-Chief Executive Officer nor any corresponding adjustments to his authority, duties, or responsibilities (i) shall entitle him to any severance or termination payments under the Advisory Services Agreement; and (ii) notwithstanding anything in this Agreement, any award agreement, equity plan or other document to the contrary, Executive’s change in status shall not constitute a termination of Continuous Service (as such term is defined in the applicable award agreement and equity plan) with respect to any outstanding equity awarded to Executive or for purposes of the Repurchase Right provided therein (as such term is defined in the applicable award agreement and equity plan).”

(e) Amendment to Repurchase Terms. Holdings has determined to amend the terms of certain stock option awards provided to Executive under the 2012 Stock Option Plan in connection with the repurchase dates applicable to the shares underlying such stock options and Executive wishes to consent and hereby does consent to such amendment.

2. Compensation.

(a) Base Salary. The Executive shall be entitled to receive a base salary from the Company at the rate of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) per year. The Executive’s base salary shall be reviewed annually on or about the same time that the compensation arrangements (including the Annual Bonus for the immediately prior year) for the Company’s management team are determined by the Compensation Committee of the Board (the “Committee”), which shall consider appropriate factors, including, without limitation, the Executive’s performance and the Company’s financial condition.

(b) Bonus. The Executive will be eligible to earn annual cash bonus compensation (the “Annual Bonus”) for each fiscal year based on the level of achievement of performance goals established by the Board or the Committee following consultation with the Executive and subject to Executive’s continued compliance with the policies and procedures of the RHH Group applicable to the employees of the RHH Group. If, and only if, the minimum performance threshold required in order to earn a bonus is attained and assuming Executive’s continued compliance with the policies and procedures of the RHH Group applicable to the employees of the RHH Group, then the bonus payable to the Executive will be between 85% and 125% of the Executive’s then effective base salary (increasing on a straight line basis between

85% and 125%) depending on the actual level of achievement of the goals as confirmed by the Board or the Committee. The performance goals established as provided above shall be based upon financial performance metrics for the Company and shall be set for each fiscal year at approximately the same time that the Company’s annual budget for such fiscal year is established, but in no event later than April 30th of such fiscal year. Payment of the Annual Bonus for any fiscal year generally shall be made thirty (30) days following the date on which the audited financial results for such fiscal year and the amount of the bonus for such fiscal year are determined, but in no case later than the 15th day of the third month following the end of the applicable fiscal year. The Executive’s bonus opportunity for fiscal 2013 shall be based upon the same bonus criteria that have been established with respect to the Company’s other Co-Chief Executive Officer and the same milestones, which amounts have been agreed to by the parties, and Executive’s bonus opportunity for fiscal 2013 shall be a full year bonus opportunity without any pro-ration for a partial year of service inasmuch as Executive has been providing services to the Company during the time period prior to the Effective Date.

(c) Equity Incentive Compensation. The Executive has previously been granted equity interests in Home Holdings, LLC (“Home Holdings”) under the Home Holdings 2008 Amended and Restated Team Resto Ownership Plan which have been converted into shares of Holdings pursuant to the terms and conditions of the Restoration Hardware Holdings, Inc. 2012 Equity Replacement Plan and the replacement Award agreements thereunder.

(d) Stock Option Grants. Holdings previously granted to Executive options to purchase 2,976,826 shares of stock pursuant to the terms and conditions of the Restoration Hardware Holdings, Inc. 2012 Stock Option Plan (the “Performance-Based Options”). Holdings and the Executive hereby agree that all references to the “Advisory Services Agreement entered into by and between the Grantee and the Company effective as of October 20, 2012” in the award letter agreement dated as of November 1, 2012 with respect to the Performance-Based Options shall be replaced with the following language: “Executive Employment Agreement entered into by and between the Grantee and the Company effective as of July 2, 2013.”

3. Other Benefits.

(a) Benefits. The Executive (and his spouse and dependents) shall be covered by health and other employee benefits (including but not limited to health, medical, dental, supplemental health, travel accident, life, long-term disability, and directors and officers insurance) on a basis commensurate with the Executive’s position in the Company. The Executive shall be bound by all of the written policies and procedures established by the Company from time to time.

(b) Vacation. The Executive shall be entitled to an annual vacation of four (4) weeks per calendar year, pro-rated for any partial year during the Executive’s employment with the Company. During any vacation period, the Executive will continue to receive his salary, compensation, and benefits, without interruption.

(c) Reimbursement of Expenses. The Company shall promptly reimburse the Executive for all reasonable out of pocket travel, entertainment, and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his responsibilities or services under this Agreement upon the submission of appropriate documentation pursuant to the Company’s policies in effect from time to time. The Company’s finance department has established written business expense reimbursement procedures applicable to Executive with respect to his prior services to the Company and the Advisory Services Agreement, including with respect to the monitoring and record-keeping of such expenses. Such procedures shall continue to apply to Executive under this Agreement and Executive shall be required to comply with such written procedures, as such written procedures may be modified from time to time by the Company in its discretion, at the direction of the Company’s Board of Directors. The Company shall promptly reimburse Executive in accordance with such written procedures to the extent he complies with such written procedures.

(d) Automobile Allowance. The Executive shall be entitled to receive an automobile allowance of not less than Nine Hundred Fifty dollars ($950.00) per month.

(e) Reimbursement of Legal Fees. The Company shall reimburse the Executive for reasonable legal fees and expenses incurred in connection with the negotiation and preparation of this Agreement and the related agreements and documents in an amount not to exceed $50,000 in aggregate.

4. Indemnification.

Each of the Company and Holdings shall enter into an indemnification agreement with the Executive in the standard form provided to each of the Company’s and Holdings’ other directors (the “Indemnification Agreements”).

5. Termination.

(a) At-Will Termination by the Company. The employment of the Executive shall be “at-will” at all times. Subject to Section 5(h), the Company may terminate the Executive’s employment with the Company and Holdings at any time without any advance notice (and the Executive may terminate his employment with the Company at any time upon providing thirty (30) days prior notice), in each case, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided below in this Section 5.

(b) Termination by the Company with Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for Cause (as defined below). In the event that the Executive’s employment is terminated for Cause, (A) the Executive shall receive from the Company payments for (i) any and all earned and unpaid portion of his then effective base salary through the Date of Termination (to be paid on or before the first regular payroll date following the Date of Termination); (ii) any and all accrued and unpaid vacation through the Date of Termination (to be paid on or before the first regular payroll date following the Date of Termination); (iii) any and all unreimbursed business expenses incurred prior to the Date of Termination (in accordance with Section 3(c)); and (iv) any other benefits the Executive is entitled to receive as of the Date of Termination under the employee benefit plans of the Company, less standard withholdings for tax and social security purposes (items (i) through (iv) are hereafter referred to as “Accrued Benefits”), and (B) except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation of any kind, on account of the Executive’s termination of employment or to make any payment in lieu of notice to the Executive. Except as required by law, all benefits provided by the Company to the Executive under this Agreement (including any further vesting or further lapsing of selling restrictions on equity awards or equity interests) or otherwise shall cease as of the Date of Termination. In the event of termination for Cause, the Performance-Based Options (whether or not vested) on the Date of Termination shall terminate, expire and be forfeited for no value or be subject to repurchase in accordance with the terms thereof. Except as required by law, all benefits provided by the Company and its affiliates to the Executive under this Agreement or otherwise shall cease as of the Date of Termination.

(c) Termination by the Company Without Cause. The Company may, at any time and without prior written notice, terminate the Executive without Cause. In the event that the Executive’s employment with the Company is terminated without Cause, the Executive shall receive the Accrued Benefits. In addition, the Executive shall be entitled to receive from the Company the following: (i) severance payments totaling Twenty Million Dollars ($20,000,000.00), less standard withholdings for tax and social security purposes, paid according to the Company’s regular payroll schedule over the twenty-four (24) months following the Date of Termination (the “Post-Termination Period”), (ii) any earned and unpaid Annual Bonus for the year prior to the year of termination to be paid at the same time and in the same form as the Annual Bonus otherwise would be paid (but in no event later than 75 days after the end of the Company’s fiscal year to which such bonus relates), (iii) a pro-rata amount of the Annual Bonus that the Executive would have been eligible to receive had he remained employed by the Company for the remainder of the year in which the Executive’s termination occurs (determined by multiplying the amount the Executive would have received based upon the actual level of achievement of the applicable performance goals had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365), such pro-rata amount to be paid at the same time and in the same form as the Annual Bonus otherwise would be paid (but in no event later than 75 days after the end of the Company’s fiscal year to which such bonus relates), (iv) subject to the Executive’s timely election under COBRA, continuation of health insurance benefits for twenty four (24) months following the Date of Termination, which benefits shall be paid for by the Company to the same extent that the Company paid for health insurance for the Executive prior to termination, and (v) the Executive’s Performance-Based Options shall remain outstanding, and continue to vest or have the selling restrictions lapse subject to satisfaction of their terms, for a period of twenty four (24) months following the Date of Termination (after which time such Performance-Based Options (whether or not vested) shall be subject to forfeiture and/or repurchase in accordance with the terms thereof). Notwithstanding the foregoing, the Executive’s entitlement to the severance payments and benefits in this Section 5(c) is conditioned on (y) the Executive’s executing and delivering to the Company a release of claims against the Company, in a form attached hereto as Exhibit A, and on such release becoming effective within sixty (60) days following the Date of Termination (the “Release Deadline”), and (z) the Executive’s compliance with the restrictive covenants set forth in Sections 6 and 8 (a),

(b), (d), (e) and (g) and the Proprietary Information Agreements (as defined below), provided, however, that the Executive shall be given notice of any alleged breach and, if curable, an opportunity to cure within thirty (30) days of the Executive’s receipt of such notice (such cure period shall be applicable regardless of the timing requirements related to compliance with such covenants in the Proprietary Information Agreements). If Executive’s Date of Termination occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which such Date of Termination occurs, then any severance payments or benefits under this Agreement that would be considered “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such Date of Termination occurs, or such later time as required by the date the Release becomes effective, or Section 23 below; provided that the first payment shall include all amounts that would have been paid to the Executive if payment had commenced on the Date of Termination. The Executive agrees that the Company shall have a right of offset against all severance payments for amounts owed to the RHH Group by the Executive (unless the amounts owed are subject to a good faith dispute) to the fullest extent not prohibited by law and permitted by Section 409A. Except as specifically provided in this Section 5(c) or in another section of this Agreement, or except as required by law, all benefits provided by the Company and its affiliates to the Executive under this Agreement or otherwise shall cease as of the Date of Termination.

(d) Termination by the Executive for Good Reason. The Executive may voluntarily terminate his employment with the Company and receive the severance payments, bonus payments, and other benefits detailed in Section 5 (c) (subject to the same conditions set forth in Section 5 (c)) following the occurrence of an event constituting Good Reason (as defined below) that has not been cured by the Company within the timeframe specified in the definition of Good Reason.

(e) Voluntary Termination. If the Executive terminates employment with the Company without Good Reason, the Executive agrees to provide the Company with thirty (30) days’ prior written notice. In the event that the Executive’s employment is terminated under this Section 5 (e), the Executive shall receive from the Company payment for all Accrued Benefits described in Section 5 (b) above at the times specified in Section 5(b) above. Except as required by law, after the Date of Termination, the Company and its affiliates shall have no obligation to make any other payment, including severance or other compensation, of any kind, or provide any other benefits, to the Executive on account of the Executive’s termination of employment.

(f) Termination Upon Death or Disability. If the Executive’s employment is terminated as a result of death or Disability, the Executive (or the Executive’s estate, or other designated beneficiary(s) as shown in the records of the Company in the case of death) shall be entitled to receive from the Company payment for (i) the Accrued Benefits described in Section 5(b) above at the times specified in Section 5 (b) above, (ii) any earned and unpaid Annual Bonus for the year prior to the year of termination to be paid at the same time and in the same form as the Annual Bonus otherwise would be paid (but in no event later than 75 days after the end of the Company’s fiscal year to which such bonus relates) and (iii) a pro-rata amount of the Annual Bonus that the Executive would have been eligible to receive had he remained employed by the Company for the remainder of the year in which the Executive’s termination occurs (determined by multiplying the amount the Executive would have received based upon the actual level of achievement of the applicable performance goals had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365), such pro-rata amount to be paid at the same time and in the same form as the Annual Bonus otherwise would be paid (but in no event later than 75 days after the end of the Company’s fiscal year to which such bonus relates). Except as required by law, after the Date of Termination, the Company and its affiliates shall have no obligation to make any other payment, including severance or other compensation, of any kind, or provide any other benefits (including any further vesting of or further lapsing of selling restrictions on any equity interests), to the Executive (or the Executive’s estate, or other designated beneficiary(s), as applicable) upon a termination of employment by death or Disability.

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

(i) “Cause” shall mean

(A) the Executive has been convicted of (or has entered a plea of nolo contendere to) a felony involving fraud, dishonesty, or physical harm to any person or any crime involving moral turpitude;

(B) the Executive intentionally failed to substantially perform the Executive’s material duties (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the Executive’s assignment of duties that would constitute Good Reason), which failure lasted for a period of at least fifteen (15) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform;

(C) the Executive intentionally engaged in conduct which is demonstrably and materially injurious to the RHH Group ;

(D) the Executive’s fraud, embezzlement or other act of material dishonesty with respect to the RHH Group as determined by a court of competent jurisdiction or by arbitration pursuant to the Arbitration Agreement attached as Exhibit D hereto;

(E) the Executive’s material breach of Sections 6 (a), 8 (a) or 8 (b) or any other material term of this Agreement; provided that the Executive shall be given written notice of any such alleged breach and an opportunity to cure such breach within sixty (60) days after the Executive’s receipt of such notice; or

(F) the Executive’s material breach of any policy of the RHH Group applicable to its employees; provided that the Executive shall be given written notice of any such alleged breach and an opportunity to cure such breach (if such breach is curable) within sixty (60) days after the Executive’s receipt of such notice.

For purposes of this Section 5(g)(i), no act, nor failure to act, on the Executive’s part shall be considered “intentional” unless the Executive has acted, or failed to act, with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the RHH Group. No termination for Cause may occur pursuant to Section 5(g)(i)(B), (C) or (F) unless a written notice setting forth the conduct allegedly constituting “Cause” and specifying the particulars thereof in reasonable detail has been delivered to the Executive, and the Executive has been provided an opportunity to be heard in person by the Board and by the Board of Directors of the Company (in each case with the assistance of the Executive’s counsel). For the avoidance of doubt, no matters of which any current non-management member of the Board (or any member of the special committee of the Board of Directors of the Company created in June 2012) has actual knowledge as of October 20, 2012 (solely to the extent of such knowledge) will be grounds for the termination of this Agreement with Cause. The mutual release entered into by the parties as of October 20, 2012 (the “2012 Mutual Release Agreement”) shall govern procedures for determinations of actual knowledge for purposes of the preceding sentence. Notwithstanding the foregoing, any such knowledge may be taken into account in determining grounds for termination of this Agreement with Cause to the extent acts or omissions of the Executive occurring after October 20, 2012 are rendered more significant by matters so known.

(ii) “Date of Termination” shall mean (i) if the Executive is terminated by the Company for Disability, thirty (30) days after written notice of termination is given to the Executive (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period); (ii) if the Executive’s employment is terminated by the Company for any other reason, the date on which a written notice of termination is given; (iii) if the Executive terminates employment for Good Reason, the date of the Executive’s resignation; provided that the notice and cure provisions in the definition of Good Reason have been complied with; (iv) if the Executive terminates employment for other than a Good Reason, the date specified in the Executive’s notice in compliance with Section 5(e); or (v) in the event of the Executive’s death, the date of death.

(iii) “Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles the Executive to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Code.

(iv) “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (A) through (E) hereof that occur without the Executive’s consent, and within ninety (90) days following the end of the Notice Period (as defined below) the Executive terminates his employment with the Company:

(A) the relocation by the Company of the Executive’s primary workplace to a location outside of the San Francisco Bay Area;

(B) a reduction in the Executive’s Base Salary or Annual Bonus opportunity, except if the base salary or annual bonus opportunities of the other executives of the Company are proportionately reduced (and not replaced with another form of compensation the purpose of which is to compensate such executives for the reduction of base salary or annual bonus opportunity), whether or not such reduction is voluntary on the part of the other executives of the Company;

(C) a material and adverse diminution in the Executive’s authority, duties or responsibilities including an adverse change in the Executive’s reporting relationship, except where the Executive agrees in writing to such change in; provided that (for avoidance of doubt) a change in the Executive’s duties in connection with the termination of this Agreement for Disability, Cause, as a result of the Executive’s death, or by the Executive other than for Good Reason shall not constitute Good Reason;

(D) removal of the Executive, or failure to cause the reappointment or nomination of the Executive, as the Co-Chief Executive Officer of Holdings or of the Company or as Chairman of the Board or of Holdings’ Board of Directors;

(E) any material breach by the Company or any of its successors and assigns of this Agreement; and

(F) the failure of the Company’s successors and assigns to assume the obligations of the Company under this Agreement, either by written agreement or by operation of law.

The Executive’s right to terminate his employment in connection with an event of Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive must provide notice to the Company of the existence of a condition described in clauses (A) through (F) above within ninety (90) days of his knowledge of the initial existence of the condition, upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition so that it shall not constitute a “Good Reason.” If more than one change or event shall occur which alone or in the aggregate constitutes Good Reason, then for purposes hereof, Good Reason shall be deemed to have occurred on the last such change or event to occur.

(h) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than in the case of death) shall be communicated by a written notice (the “Notice of Termination”) to the other party hereto, indicating the specific termination provision in this Agreement relied upon, and specifying a Date of Termination which notice shall be delivered within the time periods set forth in the various subsections of this Section 5, as applicable (the “Notice Period”); provided, however, that the Company may pay to the Executive all base salary, benefits and other rights due to the Executive during the Notice Period instead of employing the Executive during such Notice Period and such fees, benefits and other rights will be paid in accordance with Section 23. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

6. Non-Competition; General Provisions Applicable to Restrictive Covenants.

(a) Covenant not to Compete. For the duration of the Executive’s employment with the RHH Group and, for so long as the Executive is entitled to and is receiving continued payment pursuant to Section 5(c) or 5(d), throughout the duration of the Post-Termination Period, the Executive shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any competing business the same as or substantially similar to the business engaged in or proposed to be engaged in or conducted by the RHH Group or described in a written strategic plan of the RHH Group at any time that the Executive was employed with or providing services to the RHH Group, anywhere within the United States of America; provided, however, that the Executive may own up to 2% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and up to 5% of the voting stock or other securities of any privately-held company. At any time after the termination of his employment with the Company for any reason, the Executive will not make use of the trade secrets of the RHH Group to engage in competition with the RHH Group.

(b) Specific Performance. The Executive recognizes and agrees that a violation by him of his obligations under this Section 6, or under Section 8, or under the Proprietary Information Agreements may cause irreparable harm to the RHH Group that would be difficult to quantify and that money damages may be inadequate. As such, the Executive agrees that the Company shall have the right to seek injunctive relief (in addition to, and not in lieu of any other right or remedy that may be available to it) to prevent or restrain any such alleged violation without the necessity of posting a bond or other security and without the necessity of proving actual damages. However, the foregoing shall not prevent the Executive from contesting the Company’s request for the issuance of any such injunction on the grounds that no violation or threatened violation of the aforementioned Sections has occurred and that the RHH Group has not suffered irreparable harm. If an arbitrator or court of competent jurisdiction determines that the Executive has violated the obligations of any covenant for a particular duration, then the Executive agrees that such covenant will be extended by that duration.

(c) Scope and Duration of Restrictions. The Executive expressly agrees that the character, duration and geographical scope of the restrictions imposed under this Section 6 and Section 8 and under the Proprietary Information Agreement, are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by an arbitrator or a court of competent jurisdiction at a later date that the character, duration or geographical scope of any of the covenants contained herein is unreasonable in light of the circumstances as they then exist, then it is the intention of both the Executive and the Company that such covenant shall be construed by an arbitrator or the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of such covenant. Except insofar as claims involving the prohibited disclosure, misuse or misappropriation of the RHH Group’s trade secrets, return of the RHH Group’s property or assignment of inventions are involved, to the extent the Executive engages in any action(s) after termination of his employment in violation of the restrictions imposed under Section 6 (a), the Company’s only right of action and remedy hereunder shall be to immediately terminate any and all severance payment that still may be due and owing hereunder as well as any further vesting or lapse of sales restrictions for any Performance Based Options, stock options or other equity awards; the parties otherwise acknowledge that the Executive is not limited hereby from engaging in such action(s) after his employment termination except insofar as the prohibited disclosure, misuse or misappropriation of trade secrets or breach of any other statutory or common law duties (including any fiduciary duties) may be involved.

7. Proprietary and Confidential Information.

The Executive agrees to sign and be bound by the terms of the Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B, and the Confirmation of Confidential Information, a copy of which is attached hereto as Exhibit C (collectively, the “Proprietary Information Agreements”). The Proprietary Information Agreements shall not limit or modify the Executive’s obligations under any prior agreements he has signed with the Company concerning the protection of its confidential information or intellectual property.

8. Other Covenants.

(a) Solicitation of Employees. During the Executive’s employment with the Company and for the duration of any Post-Termination Period thereafter, the Executive shall not, directly or indirectly, individually, or together with or through any other person, firm, corporation or entity, (i) hire any member of senior management of the RHH Group (defined as an officer with a title of vice president or higher) who is then in the employ of the RHH Group, (ii) solicit for hire any employee of the RHH Group, provided, however, that general solicitations not targeted to RHH Group employees shall not be deemed to violate this clause (ii), or (iii) cause any of the foregoing persons to terminate their employment relationship with the RHH Group. Provided that Executive has not violated clause (ii) or (iii) of this Section 8(a), Executive shall not be prevented from hiring a person referred to in clause (i) if that person has not been in the employ of the RHH Group for at least one hundred and eighty (180) days prior to the date of such hiring.

(b) Solicitation of Customers and Suppliers. During the Executive’s employment with the Company and for the duration of any Post-Termination Period, the Executive shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity (i) use the RHH Group’s Proprietary Information (as defined in the Proprietary Information and Inventions Agreement attached hereto as Exhibit B) to solicit the business of any material customers of or suppliers to the RHH Group, or (ii) for so long as the Executive is entitled to and is receiving continued payment pursuant to Section 5(c) or 5(d), encourage any person or entity which is a customer or supplier of the RHH Group to cease, reduce, limit or otherwise alter in a manner adverse to the RHH Group its existing business or contractual relationship with the RHH Group.

(c) Compliance with RHH Group Policies. The Executive agrees that, during Executive’s employment with the Company, he shall comply with the employee manual and other policies and procedures applicable to the employees of the RHH Group established by the RHH Group from time to time, including but not limited to policies addressing matters such as management, supervision, recruiting and diversity.

(d) Cooperation. The Executive shall, upon the Company’s reasonable request and in good faith and with the Executive’s commercially reasonable efforts and subject to the Executive’s reasonable availability, (i) during the one year following termination of Executive’s employment, cooperate and assist the RHH Group (a) in connection with any sale or public offering of the RHH Group or proposed sale or public offering of the RHH Group, (b) in connection with all material matters relating to the Executive’s employment with the Company, and (c) in transitioning the Executive’s responsibilities to the Executive’s replacement; and (ii) for a period of two years following termination of the Executive’s employment under this Agreement, cooperate and assist the RHH Group in any dispute, controversy, or litigation in which the RHH Group may be involved and with respect to which the Executive obtained knowledge while employed by or performing services for the RHH Group or any of its affiliates, successors, or assigns, including, but not limited to, participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request, with the Company paying (a) the Executive’s reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation, (b) the reasonable attorney’s fees and costs incurred in connection with a joint representation and (c) the reasonable fees and costs of an attorney the Executive engages to advise him in connection with the foregoing, but only if there is a conflict of interest that would prevent the RHH Group’s own outside or inside legal counsel from adequately representing the Executive’s interests as well as the RHH Group’s interests).

(e) Return of Business Records and Equipment. Upon termination of the Executive’s employment hereunder, the Executive shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the RHH Group which includes Proprietary Information, including any and all copies of such documentation then in the Executive’s possession or control regardless of whether such documentation was prepared or compiled by the Executive, the RHH Group, other employees of the RHH Group, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property owned by the RHH Group and entrusted to the Executive by the RHH Group. The Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the RHH Group.

(f) Promotion, Endorsement and Right to Publicity. The parties have previously entered into a Promotion, Endorsement and Right to Publicity Agreement (the “Publicity Agreement”) which agreement shall remain in full force and effect after the date of this Agreement, as amended as of the date hereof.

(g) Nondisparagement.

(i) The Executive and the Company mutually agree that, for the duration of this Agreement and at any time thereafter, in any communication with the press or other media or any customer or client of or supplier to the Company or any of its affiliates, or any customer or client of or supplier to the Executive or of any business with which Executive then is affiliated, the Executive shall not, and the Company shall not, and shall use commercially reasonable efforts to cause each of its officers and directors not to, criticize, ridicule, disparage, defame, slander or make any statement which reasonably could be concluded to be disparaging or derogatory towards the other, including, in the case of the Company or any of its affiliates including Home Holdings, any of their officers or directors, and including, in Executive’s case, any business with which he then is affiliated and any affiliate, officer or director of such business or its affiliates. Notwithstanding the foregoing, nothing in this Section 8(g) shall prevent (and none of the following shall be deemed a breach of this Section 8(g)(i)) any person from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (1) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (2) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over such person or (3) permitted pursuant to Section 8(g)(ii).

(ii) Subject to the remainder of this paragraph, the Company will provide to the Executive in advance of any public disclosure, the text of any information that relates directly to the Executive or the Executive’s likeness provided in connection with its public filings with the SEC and shall review and discuss any comments that the Executive may have on such disclosures. Notwithstanding anything in this Agreement to the contrary, Executive, the Company, Home Holdings and Holdings may (x) make any disclosures that they believe in good faith are required by or advisable under applicable law, rule or regulation, including under applicable securities laws (whether in connection with an IPO, any other securities offering, ongoing disclosure obligations or otherwise); and (y) consider the views and advice of third parties including auditors, underwriters and other parties with an interest in the scope of any disclosures to be made by the Executive, the Company, Home Holdings or Holdings and make such disclosures as the Executive, the Company, Home Holdings or Holdings determines are necessary or advisable in respect thereof.

9. Interaction with Other Benefit Policies.

The severance payments, severance benefits and severance protections provided to the Executive in this Agreement shall be in lieu of any other severance payments, severance benefits and severance protections to which the Executive may be entitled under any severance or termination policy, plan, program, practice or arrangement of the Company and its affiliates. The Executive’s entitlement to any other compensation or benefits from the Company shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect. Nothing in this Agreement shall alter the Executive’s status as an “at will” employee of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in, or reduce the Executive’s rights under (i) any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policy, plan, program, practice, or arrangement) and for which the Executive may qualify, or (ii) any other agreement with the Company, Holdings or Home Holdings. Amounts which are vested or accrued benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

10. Forum Selection.

Subject to compliance with dispute resolution procedure set forth in Section 25 below, the Company and the Executive mutually agree that any and all claims or controversies arising out of this Agreement, or any breach thereof, or otherwise arising out of or relating to the Executive’s employment, compensation, and benefits with the Company or the termination thereof, to the extent they are not covered by and subject to arbitration according to the terms of the Arbitration Agreement in the form attached hereto as Exhibit D, shall be brought exclusively in a court in the city and county of San Francisco, California or, if federal jurisdiction exists, the United States District Court for the Northern District of California, and both parties submit and consent to jurisdiction of such courts and waive any objection to venue and/or any claim that the aforementioned forums are inconvenient.

11. Governing Law.

This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of California, without reference to principles of law that would apply the law of another jurisdiction.

12. Entire Agreement.

This Agreement (including its exhibits and schedules), together with the Company’s equity incentive plans and Executive’s award agreement thereunder, the Exchange Agreement, the Proprietary Information Agreements, the Arbitration Agreement, the Indemnification Agreements, the 2012 Mutual Release Agreement, the Hierarchy Termination Agreements, the Publicity Agreement and the Registration Rights Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement this Agreement and (ii) is signed by both parties hereto.

13. Notices.

All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been sufficiently given if personally delivered or if sent by registered or certified mail, return receipt requested to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid, and shall be deemed received upon actual receipt:

(a) to the Company at:

Restoration Hardware, Inc.

15 Koch Road, Suite J

Corte Madera, CA 94925

Attention: Board of Directors

Facsimile: (415) 927-7083

with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94402

Attention: Gavin B. Grover

Facsimile: (415) 268-7522

and for so long as Home Holdings has any representative who is a member of the Board of Directors of Holdings (or any member of Home Holdings as of the Effective Date has any representative who is a member of the Board), with a copy to both:

Home Holdings, LLC

c/o Catterton Partners

599 West Putnam Avenue

Greenwich, CT 06830

Attention: J. Michael Chu

Facsimile: (203) 629-4903

and with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Steven R. Shoemate

Facsimile: (212) 351-5316

(b) to the Executive at:

[                    ]

with a copy to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, CA 94111-3598

Attention: Derek H. Wilson, Esq.

Facsimile: (415) 421-2922

14. Severability.

If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver.

The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

16. Exclusive Remedy.

The Executive’s right to the compensation and benefits to which he may become entitled pursuant to this Agreement and pursuant to any other written agreement between the Executive and the Company, Holdings and/or Home Holdings shall be the Executive’s sole and exclusive remedy for any termination of the Executive’s employment.

17. Successors and Assigns.

This Agreement shall be binding upon the Company and any successors and assigns of the Company, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business. In the event that the Company sells or transfers all or substantially all of the assets of the Company, or in the event of any merger or consolidation of the Company, the Company shall use reasonable efforts to cause such assignee, transferee, or successor to assume the liabilities, obligations and duties of the Company hereunder. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled hereto.

18. Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

19. Headings.

Headings in this Agreement are for reference only and shall not be deemed to have any substantive effect.

20. Opportunity to Seek Advice; Warranties and Representations.

The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement. The Executive hereby represents and warrants to the Company that he is not under any obligation of a contractual or quasi-contractual nature known to him that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by the Executive of his obligations hereunder.

21. Withholding and Payroll Practices.

All salary, severance payments, bonuses or benefits provided by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices or as otherwise specified in this Agreement.

22. Section 280G Excise Tax Matters.

In the event that any payment in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to the Executive or for the Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payments shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such Payments being subject to the Excise Tax and the Executive shall receive the greater, on an after-tax basis, of (x) or (y) above, as determined by an independent accountant or tax advisor selected by Executive and paid for by the Company. In the event that the payments and/or benefits are to be reduced pursuant to this Section 22, such payments and benefits shall be reduced such that the reduction of compensation to be provided to or for the benefit of the Executive as a result of this Section 22 is minimized and to effectuate that, Payments shall be reduced (i) by first reducing or eliminating the portion of such Payments which is not payable in cash (other than that portion of such payments that is subject to clause (iii) below), (ii) then by reducing or eliminating cash Payments (other than that portion of such Payments subject to clause (iii) below) and (iii) then by reducing or eliminating the portion of such Payments (whether or not payable in cash) to which Treasury Regulation Section 1.280G-1 Q/A 24(c) (or any successor provision thereto) applies, in each case in reverse order beginning with Payments which are to be paid the farthest in time from the date of the change in control transaction. Any reductions made pursuant to this Section 22 shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

23. Section 409A.

The parties intend that any compensation, benefits and other amounts payable or provided to the Executive under this Agreement be paid or provided in compliance with Section 409A such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided the Executive under this Agreement shall be subject to the provisions set forth below.

(a) The date of the Executive’s “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as the Executive’s Date of Termination for purpose of determining the time of payment of any amount that becomes payable to the Executive pursuant to Section 5 hereof upon the termination of his employment and that is treated as an amount of deferred compensation for purposes of Section 409A.

(b) In the case of any amounts that are payable to the Executive under this Agreement, or under any other “nonqualified deferred compensation plan” (within the meaning of Section 409A) maintained by the Company in the form of installment payments, (i) the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii), and (ii) to the extent any such plan does not already so provide, it is hereby amended as of the date hereof to so provide, with respect to amounts payable to the Executive thereunder.

(c) If the Executive is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

(d) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by the Executive that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to the Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) the Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

24. No Duty to Mitigate.

The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and the amount of any payment provided for under this Agreement shall not be reduced or offset by any compensation earned by the Executive or by any retirement benefits received by the Executive as a result of employment by another employer after the Date of Termination. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s then existing rights, or rights which would accrue solely as a result of the passage of time, under any RHH Group benefit plan or other contract, plan or arrangement.

25. Dispute Resolution.

The Executive has signed and agrees to be bound by the terms of the Arbitration Agreement, which is attached as Exhibit D.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the Effective Date.

RESTORATION HARDWARE, INC., a Delaware corporation

By:

GARY FRIEDMAN

Acknowledged and Agreed:

RESTORATION HARDWARE HOLDINGS, INC., a Delaware corporation

By:

EXHIBIT A

Form of General Release

This Separation and General Release Agreement (the “Agreement”) is entered into by and between Gary Friedman (the “Executive”), Restoration Hardware, Inc. (“RH”), and Restoration Hardware Holdings, Inc. (“RHH” and, together with RH, the “Company”). The Company and the Executive are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Executive was employed by the Company on an at-will basis;

WHEREAS, the Company and the Executive have mutually agreed that the Executive will resign as of                     (“Resignation Date”) in accordance with the terms of this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Employment Agreement dated as of                     , 2013, by and between the Company and the Executive (the “Employment Agreement”).

ACCORDINGLY, the Parties agree as follows:

1. Severance Benefit. The Company hereby agrees to provide the Executive with the payments and benefits set forth in Section 5(c) of the Employment Agreement with respect to a termination by the Company without Cause/ Executive for Good Reason, on the terms and subject to the conditions set forth in such Section 5(c)/ (d) of the Employment Agreement (including the Executive’s compliance with the restrictive covenants set forth in Sections 6 and 8(a) and (b) of the Employment Agreement and the Proprietary Information Agreements).

2. Resignation. The Executive hereby resigns his employment with the Company and any Affiliate, and his position as a member of the Board of Directors of the Company or any Affiliate, effective as of the Resignation Date. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

3. The Executive Release. The Executive and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge the Company, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, which the Executive may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (defined below) (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under the Fair Labor Standards Act, the

National Labor Relations Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and the California Family Rights Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Except as set forth in the next sentence, Released Claims shall also include, but not be limited to, any claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit, or any claims relating to any bona fide disputes or controversies (other than a dispute or controversy regarding the determination of fair market value that in accordance with the applicable arrangement is to be, or may be, determined by an independent appraiser) concerning any equity compensation, including without limitation (i) awards made to the Executive under the Restoration Hardware Holdings, Inc. 2012 Stock Option Plan, the Restoration Hardware Holdings, Inc. 2012 Equity Replacement Plan, the Restoration Hardware Holdings, Inc. 2012 Stock Incentive Plan or similar plans, (ii) the repurchase of any such awards by the Company, or (iii) any investment made by the Executive in Home Holdings, LLC and/or the Company. The Executive likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any vested retirement benefits or vested stock option rights, (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board), (iv) any claims under Section 8(g)(i) or 21 of the Employment Agreement, (v) any claim for indemnification under the Employment Agreement, the Company’s or Holdings’ bylaws or certificate of incorporation, the Home Holdings, LLC operating agreement, the Indemnification Agreements or any other agreement providing for the indemnification of the Executive, or (vi) any rights not in dispute that the Executive might have (x) under the Restoration Hardware Holdings, Inc. 2012 Stock Option Plan, the Restoration Hardware Holdings, Inc. 2012 Equity Replacement Plan, the Restoration Hardware Holdings, Inc. 2012 Stock Incentive Plan or similar plans or arrangements regarding equity awards to the Executive or equity interests owned by the Executive or (y) the repurchase of any such awards or interests by the Company or (z) the Publicity Agreement and the Registration Rights Agreement among the Company and certain of its stockholders.

4. Section 1542 Waiver. The Executive understands and agrees that the Released Claims include not only claims presently known to the Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 3, above. The Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. The Executive knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5. Covenant Not to Sue. The Executive shall not bring a civil action in any court (or file an administrative complaint or arbitration) against the Company or any other Released Party asserting claims pertaining in any manner to the Released Claims.

6. Age Discrimination Claims. The Executive understands and agrees that, by entering into this Agreement, (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) he has received consideration beyond that to which he was previously entitled; (iii) he has been advised to consult with an attorney before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to his execution of the Agreement. The Executive may revoke this Agreement (by written notice to Company) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable (and payment of the payments and benefits by the Company to the Executive in accordance with Section 1 above only shall be made) only upon the expiration of this revocation period without prior revocation by the Executive.

7. Confidentiality. The Parties understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by the Executive without the prior written consent of the Company, unless required by law. Notwithstanding the foregoing, the Executive may disclose the terms of this Agreement to his spouse, and for legitimate business reasons, to legal, financial, and tax advisors, provided such individuals agree to maintain the confidentiality of such information. Notwithstanding anything in this Agreement to the contrary, the Company and Home Holdings may make disclosures consistent with Section 8(g) of the Employment Agreement.

8. Non-admission. The Parties understand and agree that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by the Company. The liability for any and all claims is expressly denied by the Company.

9. Arbitration. All claims that the Executive may have against the Company or any other Released Party, or which the Company may have against the Executive, of any kind, including, but not limited to, all claims in any way related to (i) the subject matter, interpretation, application, or alleged breach of this Agreement, (ii) the employment or termination of the Executive, or (iii) the Executive’s efforts to find subsequent employment (collectively, “Arbitrable Claims”) shall be resolved by arbitration pursuant to the terms of the Arbitration Agreement attached as Exhibit D to the Employment Agreement.

10. Entire Agreement. This Agreement and                     constitute the complete, final and exclusive embodiment of the entire agreement among the Parties hereto with regard to the subject matter hereof and thereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained or referenced herein.

11. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

12. Successors and Assigns. The Executive represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to conflict of laws provisions.

14. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

15. Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

16. Counterparts. This Agreement may be executed in counterparts. True copies of such executed counterparts may be used in lieu of an original for any purpose.

17. Effective Date. This Agreement shall become effective as of seven (7) days after the date executed by the Executive (“Effective Date”), but only if the Agreement is not revoked as provided in Section 6. If the Agreement is revoked, it shall be null and void.

The Parties have duly executed this Agreement as of the dates noted below.

Date:
Executive

Restoration Hardware, Inc.

By:	Date:
Its:

Restoration Hardware Holdings, Inc.

By:	Date:
Its:

EXHIBIT B

Form of Proprietary Information and Inventions Agreement

EXHIBIT C

Form of Confirmation of Confidential Treatment

EXHIBIT D

Arbitration Agreement

Restoration Hardware, Inc. (the “Company”), Restoration Hardware Holdings, Inc. (“Holdings”) and Gary Friedman (the “Executive”) hereby agree, effective as of             , 2013, that, to the fullest extent permitted by law, any and all claims or controversies between them (or between the Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of the Executive (including the awards to the Executive under the Restoration Hardware 2012 Equity Replacement Plan, the Restoration Hardware 2012 Stock Incentive Plan and the 2008 Team Resto Ownership Plan or the investment by the Executive in Holdings or Home Holdings, LLC) shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”).

Claims subject to arbitration shall include, without limitation: contract claims, tort claims, claims relating to compensation, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, equity purchases or repurchases, and any and all claims for any other compensation, wages and/or benefits of any type, including as such terms are used in the Executive’s Employment Agreement with the Company. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act or any other statute that provides for claimants to be entitled to have claims heard at law or in equity shall not be subject to arbitration.

A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the JAMS Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law.

Either the Company or the Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

All arbitration hearings under this Agreement shall be conducted in San Francisco, California, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.

This Agreement does not alter the Executive’s at-will employment status as provided in Executive’s employment agreement with the Company. Accordingly, the Executive understands that the Company may terminate the Executive’s employment, as well as discipline or demote the Executive, at any time, with or without prior notice, and with or without cause, in accordance with the terms of Executive’s employment agreement with the Company. The parties also understand that the Executive is free to leave the Company at any time and for any reason, with or without cause and with or without advance notice. If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties’ obligations under this Agreement shall survive the termination of the Executive’s employment with the Company and the expiration of this Agreement.

The Company and the Executive understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both the Executive and an officer of the Company.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

RESTORATION HARDWARE, INC.

By:

RESTORATION HARDWARE HOLDINGS, INC.

By:

Executive